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                                 EXHIBIT 11.1
                             EASTON BANCORP, INC.
                      COMPUTATION OF EARNINGS PER SHARE
                         QUARTER ENDED MARCH 31, 1997




Net income                                                            $   63,756
                                                                      ==========

Average shares outstanding                                               559,328

Dilutive average shares outstanding under
 warrants and options                                                    216,191

Exercise price                                                        $    10.00

Assumed proceeds on exercise                                          $2,161,910

Average market value                                                  $    12.44

Less: Treasury stock purchased with assumed proceeds
      from exercise  of warrants and options                             173,787

Adjusted average shares-Primary                                          601,732

Primary earnings per share                                            $     0.11
                                                                      ==========

Average shares outstanding                                               559,328

Dilutive average shares outstanding under
 warrants and options                                                    216,191

Exercise price                                                        $    10.00

Assumed proceeds on exercise                                          $2,161,910

Ending market value                                                   $    12.50

Less: Treasury stock purchased with assumed proceeds
      from exercise of warrants and options                              172,953

Adjusted average shares-Fully diluted                                    602,566

Fully diluted earnings per share                                      $     0.11
                                                                      ==========

     The stock of the Company is not traded on any public exchange. The average and ending market values are derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.